Exhibit 10.2

FORM OF EXECUTIVE RESTRICTED STOCK UNIT AGREEMENT

MARRIOTT INTERNATIONAL, INC.

STOCK AND CASH INCENTIVE PLAN

Amended as of May 1, 2009

THIS AGREEMENT is made on DATE (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and NAME (“Employee”).

WITNESSETH:

WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan (the “Plan”); and

WHEREAS, the Company wishes to award to designated employees certain share-based awards as provided in Article 10 of the Plan; and

WHEREAS, Employee has been approved by the Compensation Policy Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of “Retention Executive Restricted Stock Units” (“RSUs”) under the Plan;

NOW, THEREFORE, it is agreed as follows:

1. Prospectus. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated February 29, 2008 which contains, among other things, a detailed description of the RSU award provisions of the Plan.

2. Interpretation. The provisions of the Plan are incorporated by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Grant of RSUs. Subject to Employee’s acceptance of this Agreement, and subject to satisfaction of the tax provisions of the Company’s International Assignment Policy (“IAP”), if applicable, this award (the “Award”) of QUANTITY RSUs is made as of the Grant Date.

4. RSUs and Common Share Rights. The RSUs awarded under this Agreement shall be recorded in a Company book-keeping account and shall represent Employee’s unsecured right to receive from the Company the transfer of title to shares of Common Stock of the Company (“Common Shares”) in accordance with the schedule of Vesting Dates set forth in paragraph 5 below, provided that Employee has satisfied the Conditions of Transfer set forth in paragraph 6 below and subject to the satisfaction of the provision on withholding taxes set forth in paragraph 9 below. On each such Vesting Date, if it occurs, or such later date(s) pursuant to procedures established by the Committee under Article 10 of the Plan, the Company shall reverse the book-keeping entry for all such related RSUs and transfer a corresponding number of Common Shares (which may be reduced by the number of shares withheld to satisfy withholding taxes as set forth in paragraph 9 below, if share reduction is the method utilized for satisfying the tax withholding obligation) to an individual brokerage account (the “Account”) established and maintained in Employee’s name. Employee shall have all the rights of a stockholder with respect to such Common Shares transferred to the Account, including but not limited to the right to vote the Common Shares, to sell, transfer, liquidate or otherwise dispose of the Common Shares, and to receive all dividends or other distributions paid or made with respect to the Common Shares from the time they are deposited in the Account. Employee shall have no voting, transfer, liquidation, dividend or other rights of a Common Share stockholder with respect to RSU shares prior to such time that the corresponding Common Shares are transferred, if at all, to Employee’s Account.

5. Vesting in RSUs. This Award shall vest in accordance with the following schedule:

Vesting Date	Number of Vesting Award Shares
DATE	QUANTITY
DATE	QUANTITY

Notwithstanding the foregoing schedule, in the event that any such Vesting Date is a day on which stock of the Company is not traded on the New York Stock Exchange or another national exchange, then the Vesting Date shall be the next following day on which the stock of the Company is traded on the New York Stock Exchange or another national exchange.

6. Conditions of Transfer. With respect to any RSUs awarded to Employee, as a condition of Employee receiving a transfer of corresponding Common Shares in accordance with paragraph 4 above, Employee shall meet all of the following conditions during the entire period from the Grant Date hereof through the Vesting Date relating to such RSUs:

(a)	Employee must continue to be an active employee of the Company (“Continuous Employment”);

(b)	Employee must refrain from Engaging in Competition (as defined in Section 2.25 of the Plan) without first having obtained the written consent thereto from the Company (“Non-competition”); and

(c)	Employee must refrain from committing any criminal offense or malicious tort relating to or against the Company or, as determined by the Committee in its discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation (“No Improper Conduct”). The Company’s determination as to whether or not particular conduct constitutes Improper Conduct shall be conclusive.

If Employee should fail to meet the requirements relating to (i) Continuous Employment, (ii) Non-competition, or (iii) No Improper Conduct, then Employee shall forfeit the right to vest in any RSUs that have not already vested as of the time such failure is determined, and Employee shall accordingly forfeit the right to receive the transfer of title to any corresponding Common Shares. The forfeiture of rights with respect to unvested RSUs (and corresponding Common Shares) shall not affect the rights of Employee with respect to any RSUs that already have vested nor with respect to any Common Shares the title of which has already been transferred to Employee’s Account.

7. Non–Assignability. The RSUs shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution. During Employee’s lifetime, the RSUs may be exercised only by Employee or, in the event of incompetence, by Employee’s legally appointed guardian.

8. Effect of Termination of Employment. Notwithstanding the foregoing:

(a)	In the event Employee’s Continuous Employment is terminated prior to the relevant Vesting Date on account of death, and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such death, then Employee’s unvested RSUs shall immediately vest in full upon death and Employee’s rights hereunder with respect to any such RSUs shall inure to the benefit of Employee’s executors, administrators, personal representatives and assigns.

(b)	In the event Employee’s Continuous Employment is terminated prior to the relevant Vesting Date on account of Employee’s Disability (as defined in Section 2.19 of the Plan) and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such Disability, and provided that Employee continues to meet the requirements of Non-competition and No Improper Conduct, then Employee’s rights hereunder with respect to any outstanding, unvested RSUs shall continue in the same manner as if Employee continued to meet the Continuous Employment requirement through the Vesting Dates related to the Award.

Except as set forth in this paragraph 8 above, no other transfer of rights with respect to RSUs shall be permitted pursuant to this Agreement.

8A. Non-Solicitation. In consideration of good and valuable consideration in the form of the RSU Awards granted herein to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, and in recognition of the Company’s legitimate purpose of avoiding for limited times competition from persons whom Marriott has trained and/or given experience, Employee agrees that during the period beginning on the Grant Date and ending one year following his termination of employment with the Company, whether such termination of employment is voluntary or involuntary or with or without cause, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company to leave their employment with the Company or consider employment with any other person or entity. Employee and the Company agree that any breach by Employee of the non-solicitation obligation under this paragraph will cause the Company immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of such breach, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other form of equitable relief, liquidated damages in the amount of one hundred fifty percent (150%) of the Fair Market Value of the Awards granted hereunder as of the Grant Date, and the Company is entitled to recover from Employee the costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive money damages.

9. Taxes. The transfer of Common Shares, pursuant to paragraphs 4 and 7 above, shall be subject to the further condition that the Company shall provide for the withholding of any taxes required by federal, state, or local law in respect of that Vesting Date by reducing the number of RSUs to be transferred to Employee’s Account or by such other manner as the Committee shall determine in its discretion.

10. Consent. By executing this Agreement, Employee consents to the collection, maintenance and processing of Employee’s personal information (such as Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, marital status) by the Company and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Grant Date through the Vesting Date), (ii) providing Employee with services in connection with Employee’s participation in the Plan, (iii) meeting legal and regulatory requirements and (iv) for any other purpose to which Employee may consent (“Permitted Purposes”). Employee’s personal information will not be processed for longer than is necessary for such Permitted Purposes. Employee’s personal information is collected from the following sources:

(a)	from this Agreement, investor questionnaires or other forms that Employee submits to the Company or contracts that Employee enters into with the Company;

(b)	from Employee’s transactions with the Company, the Company’s affiliates and service providers;

(c)	from Employee’s employment records with the Company; and

(d)	from meetings, telephone conversations and other communications with Employee.

In addition, Employee further consents to the Company disclosing Employee’s personal information to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:

(a)	financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;

(b)	other service providers to the Plan, such as accounting, legal, or tax preparation services;

(c)	regulatory authorities; and

(d)	transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.

Where Employee’s personal information is provided to such third parties the Company requires (to the extent permitted by applicable law) that such parties, agree to process Employee’s personal information in accordance with the Company’s instructions.

Employee’s personal information is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted. Employee acknowledges and agrees that the transfer of Employee’s personal information to the United States or other countries other than the country in which this Award was granted is necessary for the Permitted Purposes. To the extent (if any) that the provisions of the European Union’s Data Protection Directive (Directive 95/46/EC of the European Parliament and of the Council) and/or applicable national legislation derived from such Directive apply, then by executing this Agreement Employee expressly consents to the transfer of Employee’s personal information outside of the European Economic Area. Employee may access Employee’s personal information to verify its accuracy, update Employee’s personal information and/or request copy of Employee’s personal information by contacting Employee’s local Human Resources representative. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials. By accepting the terms of this Agreement, Employee further agrees to the same terms with respect to other Awards Employee received in any prior year under the Plan.

11. No Additional Rights. Benefits under this Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company), or similar payments. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other Awards Employee received in any prior year under the Plan.

12. Amendment of This Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Award shall adversely affect the Award in any material way without written consent of Employee.

13. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817, addressed to the attention of the Stock Option Administrator (Department 935.40), and if to Employee, may be delivered personally or mailed to Employee at his or her address on the records of the Company.

14. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in paragraph 8 above and in the Plan, to the personal representatives, legatees and heirs of Employee.

15. No Effect on Employment. This agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Employee or to increase or decrease Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.

IN WITNESS WHEREOF, MARRIOTT INTERNATIONAL, INC. has caused this Agreement to be signed by its Executive Vice President, Global Human Resources, effective the day and year first hereinabove written.

MARRIOTT INTERNATIONAL, INC.	EMPLOYEE

Executive Vice President, Global Human Resources	NAME